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                                                                      Exhibit 10

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 4 to Registration Statement No. 333-89389 on Form N-1A of Merrill Lynch Large Cap Series Funds, Inc. of our reports dated December 10, 2002 on each of the Fund's and on each of their respective Portfolios listed below, appearing in each Fund's October 31, 2002 Annual Report.

Name
--------------------------

Merrill Lynch Large Cap Core Fund
Master Large Cap Core Portfolio

Merrill Lynch Large Cap Growth Fund
Master Large Cap Growth Portfolio

Merrill Lynch Large Cap Value Fund
Master Large Cap Value Portfolio

We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
December 27, 2002